EXHIBIT 23.2

                          Independent Auditors' Consent

The Partners
Acquisition Partnerships:


              We consent to incorporation by reference in the registration statement on Form S-8 and S-3 of First City Financial Corporation of our report dated February 14, 1995, relating to the combined balance sheets of Acquisition Partnerships as of December 31, 1996 and 1995, and the related combined statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K/A No. 2 of FirstCity Finncial Corporation.


                                                       KPMG Peat Marwick LLP


Fort Worth, Texas
May 9, 1997